EXHIBIT 10.64

LEASE AGREEMENT

BETWEEN:

CANAPREV INC., a legal person duly incorporated under the laws of the Province of Quebec, having its principal place of business at 935 de la Gauchetière Street West, 8th floor, Montreal (Quebec), Canada H3B 2M9, herein acting and represented by Mr. Michel V. Legault, its President, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as the “Landlord”)

AND:

PC MALL CANADA INC., a Canadian Corporation having its head office at 1100, University, 2nd Floor Montreal (Quebec) Canada, herein acting and represented by Kris Rogers, its President, duly authorized for the purpose hereof as she so declares ;

(hereinafter referred to as the “Tenant”)

AND:	PC MALL INC., a US Corporation having its head office at Torrance, CA, USA, herein acting and represented by Ted Sanders, its CFO, duly authorized for the purpose hereof as he so declares ;

(hereinafter referred to as the “Guarantor”)

THE PARTIES HEREBY MUTUALLY AGREE AS FOLLOWS:

ARTICLE 1

LEASE AND POSSESSION OF THE LEASED PREMISES

1.1	Leased Premises

The Landlord hereby leases to the Tenant an area of twenty-three thousand six hundred and seventy-five square feet (23 675 sq.ft.), which area includes the Tenant’s proportion of service and common areas (the “Leased Premises”), measured by an expert of the Landlord according to the rules of measurement known as the “BOMA” standards. The Leased Premises, as shown hatched on the plan attached hereto as Schedule “A” are located on the second (2nd) floor of the building situated at 1100, University Street, in the city of Montreal, Province of Quebec (the building and land being hereinafter referred to as the “Property”).

1.2	Occupancy

The Tenant shall be entitled to take possession of the Leased Premises as soon as possible. The Landlord’s work described in Section 7.1 herein shall be completed diligently in order for the Tenant to install its furniture, fixture and equipment, construct its leasehold improvements and subsequently to conduct its normal business affairs therein (hereinafter referred to as the “Occupation Date”). The Tenant shall not pay any minimum Rent nor Additional Rentals (as they are hereinafter defined) during said period of occupancy prior to the Term. The Tenant shall, however, be responsible for the payment of electrical consumption charges at the rate of $1.25 per sq.ft. and shall abide by all the other terms and conditions of the Lease Agreement during the pre-Term occupancy.

1.3	Acceptance of Leased Premises

1.3.1

Prior to the Commencement Date, and before Tenant commences any Tenant’s work, the Tenant shall benefit from a one (1) month period to advise the Landlord of any   visible defect affecting any base Building system located inside the Leased Premises in order for the Landlord to correct the situation at its own costs.

1.3.2

As for heating and air-conditioning systems, the Tenant shall have a period of one (1) month from the date when such systems actually start operating in the Leased   Premises, to satisfy itself that such systems are functional. Landlord’s responsibility related to this Section specifically excludes any problems related to distribution or   balancing of such systems which are Tenant’s responsibility.

ARTICLE 2

TERM OF LEASE

2.1	Term of Lease

The term of the Lease shall be for a period of five (5) years (the “Term”), commencing on July 1st, 2003 (the “Commencement Date”) and terminating on June 30, 2008, (the “Expiration of the Term”) unless sooner terminated in accordance with the provisions of this Lease.

2.2	Option to Renew

Provided that the Tenant is not in default under the Lease (at the time that it exercises the option mentioned hereunder as well as on the effective date with respect to the option) and that the Tenant continues to occupy the entire Leased Premises, it will have the option of extending the Term for the entire Leased Premises for an additional period of five (5) years under the same terms and conditions as in this Lease, except that there will be no further right to renew or to cancel the Lease and except for the Minimum Rent, which shall be at the then market rate. The Tenant shall exercise such option by giving a written notice to the Landlord, not more than twelve (12) months and not less six (6) months prior to the expiration of the Term, failing which the option to renew will become null and void without any other formality.

No later than ten (10) days following the receipt by the Landlord of the Tenant’s Notice, the Landlord shall inform in writing of the proposed rate for the minimum Rent as established pursuant paragraph. The Tenant shall have sixty (60) days to accept or negotiate the said rate.

ARTICLE 3

MINIMUM RENT

3.1	Minimum Rent

Throughout the Term, the Tenant shall pay to the Landlord, without any deduction, set-off, reduction or abatement of any nature whatsoever, a minimum rent of ten dollars per square foot ($ 10.00/sq. ft.) (the “Minimum Rent”).

3.2	Place and Mode of Payment

The Minimum Rent and Additional Rent shall be paid by the Tenant to the Landlord at the address indicated in Article 18 of this Lease or at any other location indicated by written notice of the Landlord to the Tenant, or to any agent or representative of the Landlord, as may be designated from time to time by written notice of the Landlord to the Tenant. Any amounts payable by the Tenant hereunder shall be adjusted on a pro rata basis to reflect the actual Commencement Date or termination of this Lease.

The Minimum Rent and the Additional Rent shall be payable in Canadian dollars in advance in twelve (12) equal consecutive monthly payments, the first (1st ) of every month. The first payment is payable on the Commencement Date.

3.3	Late Payment

Unless otherwise stipulated herein, should the Tenant default in the payment, when due, of any amount whatsoever owing under this Lease, the overdue amount shall bear interest at the prime rate of the Bank of Montreal plus five percent (5%) per annum, calculated from the due date until full payment is made, without prejudice to the other rights of the Landlord under this Lease.

3.4	Free Minimum Rent

Notwithstanding the provisions of Section 3.1 hereabove, the months of July, August and September 2003 shall be entirely free of Minimum Rent ((hereinafter referred to as the “Free Rent Period”).

ARTICLE 4

ADDITIONAL RENT

4.1	Payment of Additional Rent

In addition to the Minimum Rent provided for in article 3 above, the Tenant shall pay, as additional rent, his Proportional Share of Operating Costs and Real Estate Tax as defined below in this article 4 (“Additional Rent”).

The Tenant hereby agrees that the Minimum Rent set out in article 3 above shall be entirely net to the Landlord. The Landlord shall not be responsible for any costs, taxes or expenses of whatever nature in relation to the Property and the Leased Premises, their contents and the business transacted therein and the Tenant shall pay all costs, taxes and expenses of whatever nature in relation to the Leased Premises, including any that may be incurred or paid by the Landlord for the Tenant as well as his Proportional Share of Operating Costs and Real Estate Tax.

There shall be no duplication of costs and expenses included in the Additional Rent at any time, and such costs shall include only expenses actually incurred by the Landlord, during the Term, less recoveries of same.

4.2	Operating Costs

For the purposes of these presents, the term “Operating Costs” means all costs, disbursements and expenditures of whatever nature related to operating, maintaining, repairing, replacing, supervising and managing the Property and, without limiting the general nature of the above, includes the following:

4.2.1

the salaries, wages and costs related to the benefits and pension plans of whatever nature of the Landlord’s employees involved in operating, maintaining, repairing, replacing, guarding, supervising and managing the Property;

4.2.2	the cost of all goods and services provided or used for operating, maintaining, repairing, replacing, guarding, supervising and managing the Property, and for which the latter are responsible;

4.2.3

the reasonable rental value, during each fiscal year, for the space occupied by the Landlord’s employees and managers in charge of administering, supervising and managing the Building, as well as any administrative services provided by the Landlord, as well as any Building space required or used for providing services related to safety, well-being, health, protection, and other similar services, for the benefit of the Building and users in general;

4.2.4	costs related to maintaining a guard service;

4.2.5	the audit, accounting and management costs incurred in relation to operating the Property;

4.2.6

costs related to refitting, maintaining, repairing and decorating the common elements of the Property, including cleaning windows and exterior walls, removing snow, cleaning, repairing and maintaining the Land and contracts with independent contractors;

4.2.7	the cost of all repairs to the Property, including major and structural repairs, as well as replacement of equipment, apparatus, machinery or other asset of the Property;

4.2.8

the cost of any alterations or improvements to the Property, including machinery and equipment, as well as the cost of any alterations, additions to the equipment and any specialized services needed to introduce energy saving measures in the Building if, in the Landlord’s opinion, such expenditures would reduce Operating Costs or improve the well-being or safety of the tenants or other occupants of the Building or if the equipment, alterations, materials or improvements are required by law;

4.2.9

the entire amortization of capital, calculated by the straight-line depreciation method, on the basis of the useful life of the capital assets, or on the basis of any other shorter period the Landlord may reasonably determine based on the cost of all equipment, apparatus or machinery and the other assets required for the purpose of operating, maintaining, repairing, guarding, supervising, managing, altering and improving the Building, introducing energy saving measures, which, in the Landlord’s opinion, have a useful life longer than one fiscal year and whose cost was not entirely included in the Operating Costs for the fiscal year they were acquired (according to generally accepted accounting principles), as well as interest, at the prime rate, on the non-amortized capital cost of such assets;

4.2.10

the cost of the energy required for lighting, humidifying, heating, ventilating and air-conditioning the Leased Premises and the Building as well as any other services in the Building requiring energy, except for the following costs: ventilating and air-conditioning on the Leased Premises in excess of the hours and/or standards set out in these presents and in case of Tenant’s special use;

4.2.11	the actual cost of all insurance policies the Landlord may take out in relation to the Property as a prudent insurance practice or as required by the Landlord’s creditors;

4.2.12

the portion of tax on capital the Landlord has allocated to the Property, business and water taxes as well as any other taxes levied by fiscal authorities that are not already included in the Real Estate Tax and that are not levied directly on the Tenants by the fiscal authorities in question;

4.3	Real Estate Tax

The costs of all real estate and school taxes assessed or imposed, collected or exacted by any competent authority in respect to the Property imposed on the Landlord in respect to the same as well as any new tax to replace or to be legally added to any tax currently imposed (the “Real Estate Tax”), but excluding specifically:

4.3.1	any property transfer tax following a sale in whole or in part of the Property;

4.3.2	income tax on the profit of the Landlord or Landlord’s Business tax;

4.4	Proportional Share

The term “Proportional Share” means the ratio between the rentable floor area of the Leased Premises and the rentable floor area of the Building. The parties have set this ratio at eight dot seventy three percent (8.73%) for the time being. This percentage may change if the rentable floor area of the Leased Premises or the Building increases or decreases.

4.5	Revised Proportional Share

Notwithstanding the preceding, if less than one hundred percent (100%) of the Building’s rentable floor area is rented, the Landlord is authorized to allocate fuel, electricity (except those billed to the Tenants), cleaning and cleaning supply costs to the rented floor area only and the Tenant shall pay his Proportional Share of such costs according to a ratio calculated by dividing his rentable floor area by the rentable floor area of all the Leased Premises in the Building. In no case will the Tenant be required to pay in respect of the preceding an amount that would be greater than the amount the Tenant would have paid if one hundred percent (100%) of the Building’s rentable floor area had been rented and such costs had been included in Operating Costs.

4.6	Estimates of Operating Costs and Real Estate Tax

For the purposes of this article, the Landlord shall inform the Tenant, before every fiscal year (ending on December 31 of each year) of the estimated amount of his Proportional Share of Operating Costs and Real Estate Tax for the period, and the monthly amount of the Additional Rent payments, pursuant to this article, shall then be determined for the said fiscal year on the basis of this estimate.

The Landlord has estimated Operating Costs for fiscal year 2003 at twelve dollars and forty-eight cents per square foot ($12.48/ sq. ft.) per year.

4.7	Actual Operating Costs and Real Estate Tax

At the end of every fiscal year, the Landlord shall provide the Tenant with a statement indicating the actual amount of Operating Costs and Real Estate Tax for the Property for that fiscal year. If the amount determined by the Landlord is more or less than the amount already paid by the Tenant to the Landlord, appropriate adjustments shall be made within thirty (30) days after receipt of the said statement. The findings of the Landlord’s auditors shall be conclusive as regards the amount of these costs for the period in question. Any objections regarding Operating Costs and Real Estate Tax shall be submitted to the Landlord in writing within ninety (90) days of the billing date.

The Landlord shall promptly reply if the Tenant deems that the Operating Costs or the Real Estate Tax have not been calculated according to generally recognized accounting principles or in conformity with the stipulations contained in the Lease. Notwithstanding Tenant’s right to question, it shall pay upon demand any amount which is due and payable.

4.8	Revised Estimates of Operating Costs and Real Estate Tax

The Landlord may, from time to time in the course of a fiscal year, revise his estimates of Operating Costs and Real Estate Tax and shall, in such a case, notify the Tenant in writing of the revision and set monthly payments for the remainder of the fiscal year such that, when the amounts the Tenant has already paid pursuant to the previous estimate are credited to him, the Tenant’s Proportional Share of Operating Costs and Real Estate Tax will be paid in full in the course of all or part of the fiscal year in question.

4.9	Dispute

The Landlord shall not be required to undertake or pursue any dispute as regards the Property assessment or the levying of Real Estate Tax by a fiscal authority, whether by legal or other means. He may, at his sole discretion, without notifying the Tenant and without his consent or approval, compromise, submit to arbitration, consent to, discontinue or otherwise deal with any dispute regarding the Property assessment or any present or future claims respecting Real Estate Tax. The Tenant may not object, either in his own name or in the Landlord’s name, to the Property assessment or the levying or payment of Real Estate Tax.

Any costs and expenses incurred by the Landlord in attempting to reduce the assessed value of the Property or the Real Estate Tax shall be added to the amount of the Real Estate Tax and shall be included in the Operating Costs. If the Landlord receives a reimbursement as a result of his dispute, he shall, at his discretion, either pay or credit to the Tenant his Proportional Share of such a reimbursement.

4.10	Changes to the tax system

If the current property tax system is changed or, if instead or in addition to the current Real Estate Tax on the Building, a new tax, fee or assessment is levied on the Landlord or on the rental income from the Building, the term “Real Estate Tax” shall include such new tax, fee or assessment. If at any time a fiscal authority removes a tax, fee or assessment included in the Real Estate Tax, the Landlord shall remove it from the Real Estate Tax.

4.11	Water Tax, Sales Tax

The Tenant shall pay, when due, all taxes, fees, impositions and costs other than Real Estate Taxes, and in particular water tax, garbage collection tax and any tax now or henceforth imposed on the business, improvements, equipment or facilities in the Leased Premises, as well as any other tax, permit rights or other imposition concerning the business transacted in the Leased Premises or with respect to the use or occupation of the Leased Premises, as well as any tax on goods and services, any sales tax and any tax now or henceforth applicable on or with regards to the rents or other sums payable to the Landlord or for the benefit of the Landlord in virtue of this Lease, irrespective of the person or governmental authority concerned.

If by law, regulation or otherwise, water taxes or other similar rates and taxes and taxes upon the Tenant’s fixtures, equipment, machinery or upon improvements are made payable by landlords or proprietors or if the mode of collecting such taxes and/or rates be so altered as to make Landlord liable therefore instead of Tenant. Tenant shall repay to Landlord prior to the due date but in any event within seven (7) days after demand upon Tenant the amount of the charge imposed on the Landlord as a result of such change, and shall save the Landlord harmless from any cost or expense in respect thereof.

4.12	Administrative Fees

Should the Landlord, at the Tenant’s request, give its consent the way it is provided for in this Lease to a sub-lease, an assignment of lease or to an amendment of same, it is understood and agreed that any understanding reached by the parties shall be confirmed by a written agreement prepared by Landlord’s attorneys at the Tenant’s costs. Such costs shall be considered as Additional Rent and shall be paid by the Tenant upon Landlord’s request. No cost shall be charged to the Tenant when it is exercising an option to renew that could be provided for in this Lease.

4.13	Administration Fees

The Tenant shall pay administration fees equivalent to eight percent (8%) of the Additional Rent as defined in this section 4.

ARTICLE 5

SERVICES, COMMON AREAS AND FACILITIES

5.1	Description of Services

Provided that the Tenant is not in default under this Lease, the Landlord agrees to supply the services indicated in subsections Subsection 5.1.1 to 5.1.5 to the Tenant:

5.1.1	Electricity

At the Landlord’s expense (which costs shall be included in the Operating Costs), the Landlord will make available in the Leased Premises electric power subject to the Landlord’s capacity to obtain it and may also provide, at the Tenant’s expense, other public utilities when necessary, such as water and gas. The electricity and other utilities are provided in quantities for which the Landlord, acting in a reasonable manner, establishes from time to time as a normal consumption for tenants of the Building. The Tenant shall ensure not to cause, in any circumstances, a surcharge of these utilities. The Tenant shall not bring on the Leased Premises any equipment, device or machine which could consume a large quantity of electricity or which requires special ventilation, without the prior written consent of the Landlord, which consent cannot be refused without reasonable motive.

The Tenant shall cover the expenses related to the acquisition and installation of any check meter. Tenant shall provide and install, also at its own expense, all cables and ducts necessary for its special equipment.

The Tenant undertakes to ensure that his consumption of electricity never exceeds the capacity of the systems supplying the Leased Premises. The Landlord shall have the right, at any time, to check the energy needs of the Leased Premises and, if the needs exceed the capacity of the systems supplying the Leased Premises, the Landlord may, at his discretion, take steps to increase the capacity and costs incurred shall be borne by the Tenant, or the Landlord may require the Tenant to reduce his energy consumption to bring it in line with available capacity.

The Tenant shall assume all costs related to acquiring and installing any meters. He shall also provide and install, at his expense, all cables and conduits required for his special equipment.

In no event shall the cost for said electricity exceed what Tenant would have to pay to Hydro-Québec or any succeeding company if electricity was directly metered.

5.1.2	Heating and Air-Conditioning

The Landlord shall provide heating, ventilation and air-conditioning at a comfort level acceptable to the Tenant during the Tenant’s Business Hours (as defined hereinafter). Said comfort level shall be equivalent to that found in other similar buildings and shall meet minimum standards promulgated by the American Society of Heating, Refrigeration and Air-Conditioning Engineers Inc. (A.S.H.R.A.E. 62-1989). The Tenant recognizes that the Building has been designated for a maximum population of two hundred (200) per floor.

5.1.3.	Supplies, services and accessories

If the Landlord so decides, he shall be the only supplier of goods, accessories, supplies and any other services or accessories such as lamps, bulbs, fluorescent tubes, starters and ballasts. The Tenant shall pay the Landlord any sums due for such goods, services, supplies and accessories, as Additional Rent, upon receipt of an invoice at a rate comparable to the market rate.

If the Landlord decides not to provide the goods, services, supplies or accessories set out in the previous paragraph, only persons authorized by the Landlord may do so, at the times and pursuant to the directives established by the Landlord to this effect.

5.1.4	Elevators

The Landlord shall provide and maintain in working order automatic passenger elevators, which shall be in service during normal business hours. Outside these periods, the Landlord shall keep only one elevator in service. The Landlord shall not be required to provide attendants for these elevators and the fact of doing so on occasion does not obligate the Landlord to continue the service.

The Tenant shall share the escalators, as the case may be, and the elevators with everyone else who has access to them.

Nevertheless, the Landlord shall not be in any way responsible for any damage incurred by the Tenant, his employees, agents, representatives or visitors or any other person using these escalators or elevators, or for any damage resulting from their use.

5.1.5	Parking

a)

The Tenant shall have the option to lease from the Landlord’s parking operator, in the Building’s adjacent parkade, a maximum of eleven (11) unreserved parking spaces, at prevailing rental rates. The Tenant acknowledges that such rental rates are subject to adjustments from time to time according to market conditions;

Notwithstanding the above, the Landlord shall provide the availability of the eleven (11) unreserved parking spaces for the first ninety (90) days following the Commencement Date. Thereafter, and until the end of the ninth (9th) month following the Commencement Date, the Landlord shall be obliged to provide only up to eight (8) unreserved parking spaces. At the end of the ninth (9th) month following the Commencement Date any parking not committed to by the Tenant or given up by the Tenant shall be subject to their availability and Landlord shall be under no obligation to provide same to Tenant.

b)

The rental for the parking space shall be payable by the Tenant to the Landlord’s parking operator, in advance, on the first day of each month, commencing on the Occupation Date, for the number of parking spaces leased by the Tenant;

c)	The Tenant shall also be provided with one (1) parking space in the Building’s parking garage at the rate charged for such parking within Building from time to time.

5.2	Tenant’s Business Hours

The Tenant’s Business Hours are defined as being from Monday to Friday from 6:00 a.m. to 8:00 p.m. with the exception of legal Holidays in the Province of Quebec.

5.3	Cleaning

The Landlord shall provide cleaning services for the Leased Premises that meet the standards for similar office buildings. The Tenant shall give cleaners access to the Leased Premises for these purposes, including the cleaning of windows and draperies. The Tenant shall not tolerate the accumulation of useless items or garbage on the Leased Premises. Without limiting the general nature of the preceding and at all times during the Duration of this Lease, the Tenant agrees, in operating his business, to comply with all of the Landlord’s rules, regulations and directives regarding sanitation on the Leased Premises.

5.4	Use of common facilities and areas

The Tenant may use and enjoy the benefits of the common facilities and areas he shares with all others who also have rights and access privileges.

The Landlord shall not be responsible for any damage incurred by the Tenant and his managers, employees, agents, representatives or visitors or any other person using the common facilities and areas, or for any damage resulting from their use.

5.5	Suspension of Services

The Landlord shall be entitled, without obligation or liability to the Tenant, to suspend or to modify any service the Landlord is required to provide under subsections 5.1.1 to 5.1.5 or any other provision of the Lease, for the time necessary or for the time deemed reasonable by the Landlord, following an accident or for the purpose of making repairs, replacements, alterations or improvements, or for any reason beyond the Landlord’s control. The Landlord shall incur no liability to the Tenant as a result of any failure to supply any of these services, for any reason whatsoever, even in the event of fault or negligence of the Landlord or of its employees and there shall be no reduction of the Minimum Rent, Additional Rent or diminution of the Tenant’s obligations as a result. The Landlord shall, however, to the extent possible, remedy such failure with due diligence and dispatch.

5.6	Right of Entry

Should the Landlord deem necessary the passage of certain components of the mechanical, electrical, heating and air-conditioning or plumbing systems through the Leased Premises in order to serve the common areas and facilities or other premises leased or intended for lease, the Tenant hereby authorizes the Landlord, the Landlord’s representatives or contractors, to carry out such work in the Leased Premises, without compensation or reduction of the Tenant’s Minimum Rent, Additional Rent payable hereunder.

5.7	Demising Walls

Demising walls required between the Leased Premises and Common areas are existing and meet Building standards.

ARTICLE 6

USE AND MAINTENANCE OF LEASED PREMISES

6.1	Use

The Leased Premises shall be used as office accommodation, training center and electronic commerce customer contact center and for no other purposes.

The preceding section shall not be interpreted to restrict the Tenant’s right to sublet the Leased Premises or to assign the Lease (as defined hereinafter), so long as the intended use to Subtenant or Assignee is in keeping with what is generally considered office accommodations and is not in contravention of any existing exclusivities or rights of other tenants.

The Landlord represents and warrants that the use of the Leased Premises as described above does not contravene any exclusive right previously given to any other tenant of the Building.

During the Term, the Tenant shall not be obliged to physically occupy the Leased Premises provided that it respects all the terms and conditions of the Lease which are reconcilable with the non-occupation of the Leased Premises.

6.2	Expenses Related to Leased Premises

The Tenant shall assume and pay all expenses related to the use and maintenance of the Leased Premises.

6.3	Condition of Leased Premises

The Tenant undertakes, at the Tenant’s expense, to keep and maintain in good condition the Leased Premises, alterations, improvements, facilities, additions and any other apparatus or equipment in use in the Leased Premises. The Tenant undertakes to make use of the Leased Premises as a prudent administrator and to effect, without delay and at the

Tenant’s expense, all repairs necessary to keep and maintain the Leased Premises in a good state of repair and in good condition, and at the expiration of the Lease shall surrender the Leased Premises to the Landlord in the same condition, except for reasonable wear and tear.

6.4	Garbage

The Tenant undertakes to maintain the Leased Premises in a sanitary condition, free of refuse or garbage which could, by their presence, contribute to increase the risk of fire, be a source of offensive odors or obstruct passages, public spaces or other common areas and facilities. The Tenant shall place refuse and garbage in suitable containers and in suitable places indicated by the Landlord.

6.5	Default by Tenant

Should the Tenant fail to keep and maintain the Leased Premises in a good state of repair and in good condition, or to maintain the Leased Premises in a sanitary condition, free of refuse as described above, and should the Tenant not conform, within a reasonable period of time in the given circumstances, to a notice to that effect given to the Tenant by the Landlord, the Landlord, and the Landlord’s officers, employees, agents, contractors, workers and other representatives, shall be entitled, without another prior notice, to enter the Leased Premises and to carry out, at the Tenant’s expense, any repairs or other necessary action. The amount of such expenses plus a fifteen percent (15%) administration fee thereon shall be paid by the Tenant, as Additional Rent, without prejudice to the Landlord’s other rights and recourses hereunder. The Tenant hereby waives any claim against the Landlord or one of its representatives as well as any compensation, indemnification, reduction of Minimum Rent and Additional Rent and damages resulting directly or indirectly from any act of the Landlord or the Landlord’s representatives under this Article.

6.6	Window Panes

The Tenant shall, at Tenant’s expense, promptly replace any broken window pane with a window pane of the same quality.

6.7	Nuisance

The Tenant shall not commit any act of a nature to be injurious to the rights of the Landlord and of other tenants of the Landlord. The Tenant shall cease such acts or activities upon receipt of a written notice from the Landlord to this effect.

6.8	Movable Hypothec

N/A

6.9	Deposit

N/A

ARTICLE 7

ALTERATIONS, REPAIRS, IMPROVEMENTS,

MODIFICATIONS AND ADDITIONS

7.1	Landlord’s Work

Tenant recognizes that the Leased Premises are delivered on an “as is” basis with Landlord performing only those modifications specifically enumerated in Schedule “B” hereof.

7.2	Tenant’s Work

Any and all other modifications or improvements to the Leased Premises other than those described in Schedule “B”, including the Tenant’s work required to enable it to occupy the Leased Premises and carry on its business therein (the “Tenant’s Work”), shall be the responsibility of the Tenant who shall effect them at its own expense. The Tenant’s Work and any other work which the Tenant is required to perform shall be performed in the manner and in accordance with the conditions set out in Schedule “C”, the whole subject to prior written approval by the Landlord, in conformity with its general procedures stipulated in Schedule “D” attached hereto.

All existing electrical, mechanical and plumbing plans related to the Base Building and their revision(s) shall be provided by the Landlord at its costs.

The Construction Plans (hereinafter referred to as the “Construction Plans”) and their specifications shall be carried out by a Architectural firm chosen by the Tenant. The Construction Plans are subject to the Landlord’s written approval.

The Landlord agrees to give free access as of the ratification of the Offer to Lease, the Landlord shall give free access to the Leased Premises to the designers, coordinators, architects and the Tenant.

7.3	Tenant’s Contractors

The Tenant shall require its contractors and subcontractors to observe the rules and regulations of the Landlord, and the work shall not conflict with any collective agreement, decree or other contract to which the Landlord is bound. If a contractor or subcontractor of the Tenant is not fully unionized, or causes or, in the opinion of the Landlord, might cause difficulties in labor relations in the Building, the Landlord shall be entitled to demand that such contractor or subcontractor cease to work in the Building, and, upon written notice from the Landlord, the Tenant shall agree not to permit the contractor or subcontractor to perform any work in the Leased Premises.

7.4	Connections

Any connection to the electrical, plumbing, cold water pipes or air-conditioning systems shall be considered a change within the meaning of this Article 7.

7.5	Insurance and Waiver of Hypothec

The Tenant shall demand of any contractor or subcontractor not to commence any work whatsoever in the Leased Premises before submitting to the Landlord a notice of waiver or an undertaking to release all legal hypothecs which may exist or result from the work done or materials supplied. Should such notice or undertaking not be furnished as required, the Landlord shall be entitled to order the immediate cessation of any work in progress or to be performed by such contractor or subcontractor in the Leased Premises or order that it cannot be done.

Should, however, a legal hypothec or a notice be registered against the Building, the Tenant shall without delay obtain the discharge thereof or undertake the necessary steps or procedures to do same. Should said legal hypothec or notice not be discharged within thirty (30) days of its registration, the Tenant shall immediately deposit with the Landlord an amount sufficient to cover the payment of such legal hypothec, capital, costs and interest, including costs and expenses incurred by the Landlord in respect of the legal hypothec. The Landlord shall be entitled, among other things, to prevail itself of the provisions of section 2731 of the Civil Code of Quebec in order to obtain the cancellation of the registration of the legal hypothec by substituting the amount received from the Tenant.

Should the Tenant fail to deposit the required amount, the Landlord may pay to the hypothecary creditor the amount claimed and obtain the discharge of the legal hypothec, notwithstanding any dispute or proceedings undertaken by the Tenant with regards thereto.

The Tenant shall then repay to the Landlord such payment, capital, costs and interest, upon demand, with interest at the prime lending rate of the Bank of Montreal plus five percent (5%) per annum, calculated from the date of payment by the Landlord. Any deposit made by the Tenant to the Landlord as described hereinabove shall be held by the Landlord in trust until proof of the total discharge of such legal hypothec has been delivered to the Landlord.

The Landlord shall also be entitled to require that any contractor or subcontractor performing work in the Leased Premises take out an insurance policy covering all public liability and property damage, of at least five million dollars ($5,000,000.00) in respect of its activities in the Building. All work necessary for the performance of repairs or improvements shall be carried out at the times permitted by the Landlord, so as not to inconvenience the other tenants of the Building.

7.6	Special Facilities

The Landlord shall be entitled to install and to maintain in the Leased Premises anything that may be necessary, reasonable or desirable in the operation of the Building or its utilization by any other tenant, without compensation or indemnification in favor of the Tenant, provided that the Tenant’s enjoyment of the Leased Premises is not unduly affected.

7.7	Removal of improvements

Upon the expiration or earlier termination of the Term or any renewal(s) thereof, the Tenant shall not be obliged to remove any improvements made to the Leased Premises by the Tenant or the Landlord, provided that such improvements have been previously agreed to by the Landlord in writing and provided that it leaves the Leased Premises in good order save for a normal wear and tear.

Any property which belongs to the Tenant or to any other person which is left in the Leased Premises at the end of the Term shall be deemed to have been abandoned in favor of the Landlord and the Landlord shall, at its discretion, dispose of such property without owing any compensation or indemnity whatsoever.

7.8	Supervision Fees

There shall be no administration fees or any other coordination fees for the supervision of the initial build-out of the Leased Premises. As for the other improvements done to the Leased Premises, the Landlord’s fees shall not exceed fifteen percent (15%) of the total cost of said improvements and shall not be payable for the following work:

7.8.1	paint and wall covering;

7.8.2	installation of carpets.

ARTICLE 8

INSURANCE

8.1	Tenant’s Insurance

The Tenant shall, at its own expense and throughout the Term of the Lease, keep in force the following insurance policies, the terms and conditions of which must be acceptable to the Landlord:

8.1.1

“all risks” insurance upon all property owned by the Tenant or installed by or on behalf of the Tenant which is located in the Building including, without limitation, the leasehold improvements, trade fixtures, furniture, heating, ventilating, air conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant in the Leased Premises, or relating to or serving the Leased Premises in an amount not less than the replacement cost thereof;

8.1.2

comprehensive general liability insurance against claims for bodily injury (including death), personal injury and property damage in or about the Leased Premises in amounts satisfactory from time to time to the Landlord acting reasonably but in any event in an amount not less than five million dollars ($5,000,000.00) per occurrence;

8.1.3	N/A

8.1.4	“all risks” tenants’ legal liability insurance in an amount which the Landlord may from time to time reasonably require including the loss of the use of the Leased Premises;

8.1.5	plate-glass insurance; and

8.1.6

any other insurance which may be reasonably required from time to time by the Landlord or any hypothecary creditor in a form and for amounts and covered risks which are acceptable to the Landlord or any hypothecary creditor.

8.2	Increase of Risk

The Tenant shall not commit any act, do any thing or keep in or about the Leased Premises anything that may increase risk of fire or increase premium rates for the Building. The Tenant shall observe the rules and conform to the requirements of the Landlord’s insurers or of any associations of insurers having jurisdiction, for all insurance covering or related to the Building. In no case may the Tenant bring into or keep in the Leased Premises any explosives or inflammable materials, except for the normal purposes of the Tenant’s occupancy in the Leased Premises.

In the event of any increase of insurance premiums of the Landlord for any of the insurance policies covering or pertaining to the Building, following any violation of the provisions of the Lease by the Tenant, the Landlord, in addition to any other recourse, shall pay the increase in premiums and the Tenant shall be bound to reimburse such increase promptly upon receipt of a statement of account.

8.3	No Subrogation

All insurance policies taken out by the Tenant shall provide that the Landlord is a “named insured” and shall contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Landlord, its employees or agents, and a commitment from his insurers to notify the Landlord in writing of any cancellation (including a non-renewal) or of any significant modification in the provisions of the insurance policy at least thirty (30) days in advance.

8.4	Choice of Insurer

Any insurance required under this Lease shall be established by valid, enforceable insurance policies issued by recognized insurers acceptable to the Landlord and holding a permit entitling them to conduct business in the province of Quebec.

8.5	Certificates of Insurance

Immediately following their respective issuance, the Tenant shall furnish the Landlord with the certificates attesting to the issuance and maintenance in force of all insurance policies required hereunder.

If the Tenant neglects to insure or to furnish the Landlord with the said certificates as required hereinabove, the Landlord may, after having given the Tenant ten (10) days notice in writing, itself subscribe for the required insurance policies, in its own name, in the name of the Tenant, or in the name of both parties, for a period not exceeding the Term of the Lease and all premiums paid by the Landlord shall be reimbursed by the Tenant as Additional Rent upon its receipt of an invoice therefore.

ARTICLE 9

ACCESS BY LANDLORD TO LEASED PREMISES

9.1	Inspection and Repairs

The Landlord shall have access to the Leased Premises at any time, without liability toward the Tenant, to examine and verify the Leased Premises or for the purpose of making therein any repairs, replacements, alterations or improvements the Landlord deems necessary or desirable for the operation and proper maintenance of the Building or the electrical and mechanical systems of the Building, subject to the provisions of this Lease.

9.2	Visiting the Leased Premises

During the final twelve (12) months of the Term of this Lease, the Tenant shall permit the Landlord or any other person designated by the Landlord to visit the Leased Premises, during normal business hours. The Tenant shall also permit the Landlord, at any time during normal business hours, to show the Leased Premises to any broker, purchaser or assessor of the Building.

ARTICLE 10

DAMAGE AND DESTRUCTION

10.1	Destruction of Leased Premises

Should the Leased Premises be destroyed or damaged by fire or other casualty insured against by the Landlord, then:

10.1.1

if the Landlord is of the opinion that the damage or destruction is such that the Leased Premises are rendered wholly unfit for occupancy, or it is impossible or hazardous to use and occupy them, and if in either event the Landlord is of the opinion (which the Landlord shall signify to the Tenant in writing within thirty (30) days following the damage or destruction) that the damage cannot be repaired with reasonable diligence within one hundred and eighty (180) days following the occurrence of the damage or destruction, either party may, within five (5) days following the receipt of this notice, terminate the Lease by written notice to that effect, in which case the Lease shall terminate on the day of the damage or destruction, and the Minimum Rent and Additional Rent and all other amounts payable by the Tenant under the Lease shall be calculated and paid in full up to the date of the damage or destruction. In the event that neither the Landlord nor the Tenant terminates this Lease, the Minimum Rent and Additional Rent shall abate from the date of the damage until the date on which the Leased Premises have been repaired to the extent of enabling Tenant to use and occupy the Leased Premises;

10.1.2

if the damage be such as to render the Leased Premises wholly unfit for occupancy, or if it is impossible or unsafe to use or occupy them, but if, in either case, the Landlord is of the opinion (which the Landlord shall signify to the Tenant in writing within thirty (30) days following the damage) that the damage can be repaired with reasonable diligence within one hundred and eighty (180) days following the occurrence of the damage, the Minimum Rent and Additional Rent shall abate from the date of the damage until the date on which the Leased Premises have been repaired to the extent of enabling Tenant to use and occupy the Leased Premises;

10.1.3

if the Landlord is of the opinion that the damage can be repaired as described above within one hundred and eighty (180) days following the occurrence of the damage, and that the nature of the damage is such as to render the Leased Premises only partially fit for occupancy for the purpose for which they were leased, the

Minimum Rent and Additional Rent shall be reduced in the proportion that the part of the Leased Premises rendered unfit for occupancy bears to the whole of the Leased Premises, until the damage has been repaired.

10.2	Destruction of Building

Should the Building be partially destroyed or damaged so that twenty percent (20%) or more of the leasable area of the Building is affected, or if the Landlord is of the opinion that the Building is rendered unsafe, whether or not the Leased Premises are affected and if the Landlord is of the opinion (which the Landlord shall signify to the Tenant in writing within thirty (30) days following the damage or destruction) that the damage or destruction cannot be repaired with reasonable diligence within one hundred and eighty (180) days of the occurrence of the damage or destruction, the Landlord may, within five (5) days following the receipt of the above-mentioned notice, terminate the Lease by written notice to the Tenant to that effect, in which case this Lease shall terminate on the date of the damage or destruction, and the Minimum Rent and Additional Rent and all other amounts payable by the Tenant under the Lease shall be calculated and paid in full up to the date of the damage or destruction.

10.3	Proceeds of Insurance

In the event of a termination of this Lease as described above, all proceeds of insurance policies, except for those amounts pertaining to the Tenant’s property, and to the extent that the Tenant is not indebted to the Landlord under this Lease, shall be and remain the sole property of the Landlord.

10.4	No Obligation to Rebuild

No provision of this Lease shall oblige the Landlord to repair or rebuild the Tenant’s alterations, improvements or other property. Despite anything contained in this Lease to the contrary, and without limiting Landlord’s right or remedies hereunder, if damage or destruction is such that, for any reason, the proceeds of insurance are insufficient to permit the repair, replacement, reconstruction or restoration, according to what is provided herein above, or if any hypothecary creditor or any person entitled to the proceeds of insurance does not consent to the use of such proceeds for such repair, replacement, reconstruction or restoration of the Leased Premises or of the Building, or if such damage or destruction is caused by any fault or neglect of Tenant, or those for whom Tenant is legally responsible, or the Term of the Lease which remains is less than twenty-four (24) months, then Landlord may terminate this Lease on one hundred and eighty (180) days written notice to Tenant, and all rents shall be adjusted as of the first day following the date of such damage or destruction.

10.5	Destruction Caused by Tenant

If any damage or destruction caused to the Building or the Leased Premises, either partially or totally, by fire or other casualty, is due to the fault or negligence of the Tenant or the Tenant’s officers, agents, employees, visitors or authorized persons, in such case, without prejudice to the Landlord’s other rights and recourses or to any subrogation rights of the Landlord’s insurer:

10.5.1	the Tenant shall be liable for all costs and damages;

10.5.2	the damages may be repaired by the Landlord, at the Tenant’s expense;

10.5.3	the Tenant shall forfeit its right to terminate the Lease as provided for under subsection 11.1.1; and

10.5.4	the Tenant shall not be entitled to any abatement or postponement of the Minimum Rent or And Additional Rent in virtue of this Article.

ARTICLE 11

EXPROPRIATION

11.1	Termination of Lease

In the event the whole or any part of the Building shall be expropriated or taken possession of by any competent authority, so that it is no longer feasible for the Landlord, in its opinion, to continue to operate the Building or the Leased Premises, the Landlord may terminate the Lease from the date of said expropriation or taking of possession, by notifying the Tenant in writing to this effect, and the Landlord shall have no liability toward the Tenant for any reason whatsoever.

11.2	No Obligation to Contest

The Landlord and the Tenant hereby reserve all their rights to claim future damages against the expropriating authority. The Tenant acknowledges that the Landlord shall have no obligation to contest any expropriation proceedings.

ARTICLE 12

DAMAGES

12.1	Non-Liability of Landlord

The Landlord shall not be liable for any material or bodily damage occurring in the Leased Premises or in the Building at any time and for any reason whatsoever except that which results directly from its gross fault or gross negligence. The Landlord shall not be liable for any physical damage or damages to property occurring in the Leased Premises or in the Building at any time and the Tenant shall not be entitled to any abatement or postponement of rent nor shall the Tenant have any recourse against the Landlord for reason of partial or total interruption of services or for damages resulting from the reduction or interruption of heating, air-conditioning, electricity for lighting or for operating equipment, water, plumbing, sewers, elevators or of any other service, nor in case of damages or inconveniences resulting from the penetration or presence of water, snow or ice on the roof, skylights, traps, windows or otherwise, nor from a defect or rupture of any pipes, reservoirs, permanently attached moveables or other apparatus causing leaking, infiltration or discharge of vapor, water, snow, smoke or gas in the Leased Premises, nor in case of damages or inconveniences resulting from the state or layout of electrical wires or otherwise, or resulting from any act, omission or negligence of co-tenants or other occupants of the Building or of the owners or occupants of adjacent or adjoining properties, or attributable to the execution of major repairs, changes, improvements or transformations of the structure of the Building or of any item or any service, within or adjoining the Building, provided the work is done with reasonable diligence if this condition, damage, event or interruption of service is not directly or indirectly attributable to the Tenant. In addition, the Tenant undertakes to indemnify and save harmless the Landlord against any claim brought by anyone arising out of such damage.

Furthermore, and without limiting the generality of the above, the Tenant agrees that the Landlord, the owners of the Queen Elizabeth Hotel, 800 René-Lévesque, Place Ville-Marie and the access tunnels to the Property as well as the operators and owners of the trains and railway lines using the Building shall not be liable for any damages or inconveniences caused to the Tenant, its agents, employees and clients caused by:

12.1.1	fire, smoke, water infiltration, flooding, odors or air displacements which can be caused by the operation of the Building;

12.1.2

disturbances or interruptions in the upkeep or functioning of the heating, ventilating and air-conditioning of the Building or the temporary or permanent interruption of train services or the change in the hours of service of such trains or the diminishing number of users of the said train services or of any damages attributable to the Landlord or the owners of the Queen Elizabeth Hotel, 800 René-Lévesque, Place Ville-Marie or the owners or users of the trains and railway lines in the Building.

12.2	Limited Liability

Notwithstanding the above paragraph, the Landlord’s liability, if any, shall extend only to the ordinary furnishings, furniture and fixtures in the Leased Premises, and in no case shall this liability extend to any indirect damages nor to any securities, cash, documents, electrical or electronic calculators, computers, cash registers or other similar machines or equipment.

12.3	No Reduction of the Rent

The Tenant acknowledges that it shall not be entitled to any abatement or reduction of the Minimum Rent or Additional Rent, nor to any right to terminate the Lease, nor to any indemnity from an amount of rent payable hereunder, save as specifically set out in Article 11 hereto.

12.4	Notice of Defect

The Tenant shall notify the Landlord without delay of any accident, defect or fault in the pipes for water or gas, heating or air-conditioning equipment, lighting or electrical conduits, elevators, electrical wiring or other services in the Leased Premises or in the Building.

ARTICLE 13

SIGNS AND ADVERTISING

13.1	Consent of Landlord

The Tenant may not expose, display, attach or distribute any notice, advertising, printed matter, sign or other inscription outside the Leased Premises, or in the Leased Premises in such a manner as to be visible from outside the Leased Premises, without first obtaining the prior written consent of the Landlord, failing which the Landlord shall be entitled to demand that the Tenant remove them, and the Tenant shall comply with such notification within a maximum of twenty-four (24) hours. Should the Tenant not comply with the Landlord’s written request, the Landlord shall be entitled to remove, at the Tenant’s expense, any such notice, advertising, printed matter, sign or inscription, without recourse by the Tenant against the Landlord.

13.2	Injurious Advertising

The Tenant shall not publish any advertisement injurious to the reputation of the Building, the Landlord or another tenant of the Landlord, and upon receipt of written notice from the Landlord to that effect shall immediately cease any such advertising.

13.3	Identification

The Landlord shall, at no cost to the Tenant, provide and post the Tenant’s corporate designation, onto the Building directory board(s), in the elevator lobbies, on the Tenant’s floor as well as in the entrance of the Leased Premises, the whole according to the Building standards.

ARTICLE 14

COMPLIANCE WITH LAWS AND INDEMNIFICATION

14.1	Compliance with Laws

The Tenant shall, at its own expense and without delay, comply with the requirements of all laws, regulations, ordinances, orders and by-laws in effect for the City of Montreal, the Montreal Urban Community, the provincial and federal governments and each of their respective departments, commissions and agencies, as the case may be, and any other governmental authority having jurisdiction over the Leased Premises, the occupancy of said Leased Premises by the Tenant, or the conduct of the Tenant’s business in the Leased Premises. The Tenant shall further waive any claim for reduction of the Minimum Rent and Additional Rent or for any damage the Tenant may suffer by reason of the application to the Tenant of such legislative or regulatory provisions.

Without limiting the generality of the foregoing, the Tenant shall carry out all alterations or changes to the Leased Premises or to the Tenant’s conduct of business in or utilization of the Leased Premises which may be required by the above-mentioned authorities, and prior to effecting such alterations or changes shall submit to the Landlord plans and specifications for the Landlord’s written approval.

Should the Tenant fail to effect within the required time the alterations or changes required by the authorities having jurisdiction, the Landlord, following written notice to the Tenant, requiring the Tenant to carry out the required work within a reasonable period of time, may effect said work and shall immediately be entitled to claim repayment from the Tenant.

14.2	Indemnification of Landlord

The Tenant agrees to indemnify the Landlord and to save it harmless against any fine, penalty, indictment or damage whatsoever resulting from any violation by the Tenant or the Tenant’s employees, agents or mandatories of the laws, ordinances or regulations in force. The Tenant also agrees to indemnify the Landlord and save it harmless against any damage and/or any expense resulting from any failure by the Tenant to comply with any of the requirements or provisions of the Lease and shall reimburse Landlord of all expenses, including legal fees, that the Landlord shall have incurred in order to enforce its rights and recourses.

In addition, the Tenant agrees to exonerate and indemnify the Landlord regarding any damages to property or physical damages incurred by any person and of all fees resulting from any accident or other event occurring on the Leased Premises or in the Building, except if the negligence of the Landlord is the direct cause thereof.

ARTICLE 15

SUBLET AND ASSIGNMENT

15.1	Consent of Landlord

The Tenant shall not at any time have the right to sell, give or otherwise assign the Lease, nor sublet the Leased Premises or any part thereof, directly or indirectly, or allow the Leased Premises or any part thereof to be used by another, without prior written consent of the Landlord, which consent shall not be unreasonably withheld.

Notwithstanding the foregoing and as from the execution of this Lease, the Tenant may, without the Landlord’s consent, assign the Lease or sublet the Leased Premises in whole or in part to any affiliated company or partnership, including the Tenant’s Canadian subsidiary to be created, and to any company or partnership with which the Tenant has merged or has split provided that the Tenant notifies the Landlord in writing, remains jointly and severally responsible for the fulfillment of the Lease obligations and execute an Lease Amending Agreement to that effect.

15.2	Presumed Subletting and Assignment

Any of the following shall be deemed to be a subletting or assignment of Lease:

15.2.1	any transfer, sale or issuance involving, in all, fifty percent (50%) or more of the voting shares of the share capital which are not listed on any recognized stock exchange;

15.2.2	any transfer, sale or assignment involving, in all fifty percent (50%) or more of the interest in the partnership, where the Tenant is a partnership;

15.2.3

the exercising of a right of occupancy, management or control with respect to the whole or to any part of the Leased Premises, or with respect to the business conducted therein, by any person other than the Tenant, whether or not said person is directly under the control or supervision of the Tenant; and

15.2.4	the acquisition or exercise of effective control of the Tenant’s business by any other person not having such effective control on the date of signature of the Lease.

15.3	Justified Withholding of Consent

The refusal by the Landlord shall be deemed serious and reasonable and shall be justified in withholding consent in the following cases (without in any way restricting the Landlord’s right to refuse its consent on other reasonable or serious grounds):

15.3.1	where the intended use of the Leased Premises by the proposed assignee or subtenant conflicts with exclusive rights granted to other tenants or occupants of the Building; or

15.3.2

where the proposed assignee or subtenant does not intend to honestly physically occupy and carry on business from the Leased Premises or when the proposed assignment or sublease is made prior to the Tenant physically and honestly occupying and carrying on business from the Leased Premises.

15.4	Offer to Landlord

Before assigning this Lease or before subletting the whole or any part of the Leased Premises, the Tenant shall fulfill and observe the following conditions:

15.4.1	the Tenant shall offer to sublet or to assign, as the case may be, the Leased Premises to the Landlord, on the same terms and conditions as those in the offer to sublease or assign;

15.4.2	the Tenant shall inform the Landlord of the name and address of the proposed assignee or subtenant and of the precise conditions of the proposed assignment or subletting; and

15.4.3

the Tenant shall provide the Landlord with the nature of the business and credit references relating to the proposed assignee or subtenant as well as the pertinent details of the assignment or subletting, which the Landlord deems necessary.

The Landlord shall have a period of ten (10) days following receipt of a notice from the tenant complying with the conditions stated above, to accept or refuse the offer of assignment or subletting by the Tenant or to cancel this Lease with respect to the Leased Premises affected by the subletting or the assignment as of the effective commencement date of such offer to sublet or assign. Failure to reply within the stipulated delay shall not be deemed a consent by the Landlord of Tenant’s request pursuant to this section.

15.5	Time Limit for Subletting and Assignment

Should the Tenant not sublet or assign the Leased Premises or any part of the Leased Premises within sixty (60) days after obtaining the authorization of the Landlord, such authorization shall from that time be considered null and of no further legal effect, and in such case the Tenant may not sublet or assign the Leased Premises without once again complying with all provisions of this Article.

15.6	New Lease

The Landlord, rather than give its authorization for a subletting or an assignment of the Lease within the period of thirty (30) days described in section 15.4, shall be entitled to require the proposed subtenant or assignee to sign a new lease according to and on the same terms and conditions as contained in the offer to sublet or assign, and in such case the Tenant agrees and undertakes to guarantee to the Landlord the performance of all obligations of such subtenant or assignee under the new lease.

15.7	Solidarity

Notwithstanding any sublease or assignment or the signature of a new lease as provided in section 15.6, the Tenant shall remain solidarily liable of the execution of the obligations found in this Lease and, by the assignment, subletting or new lease, any assignee or sub-tenant or new tenant shall take on the performance of Tenant’s obligations to Landlord. The mere assignment, subletting or signature of a new lease shall render the Tenant and any assignee, subtenant or new tenant solidarily liable to the Landlord of the execution of all the obligations found in the Lease.

15.8	Approval of Advertising

The Tenant may not advertise its intention, nor assign the Lease or sublet the Leased Premises, and may not authorize a real estate broker or other person to do so, without the prior written consent of the Landlord. In particular, no advertisement shall indicate in any manner the rental rate applicable to the Leased Premises.

ARTICLE 16

SUBORDINATION AND ATTORNMENT

16.1	Assignment by Landlord

In the event of the sale, lease or other transfer of the Building or any part of the Building by the Landlord, or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, to the extent that the purchaser, tenant or assignee takes on the obligations of the Landlord hereunder, the Landlord shall, thereupon and without further agreement, be freed of all liability with respect to such obligations.

16.2	Status Statement

Within ten (10) days following the Landlord’s written request thereof, the Tenant shall execute and deliver to the Landlord or to any other person designated by the Landlord a statement on the status of the Lease.

16.3	Subordination

All of the Tenant’s rights under this Lease shall be subject and subordinate to the rights of any hypothecary creditor or other holder of any real charge against the Building or any other assignee of the Landlord’s rights under this Lease, and the Tenant shall attorn to any such hypothecary creditor or assignee as if such hypothecary creditor or assignee were the Landlord under this Lease, as an essential condition of this Lease. The Landlord undertakes to make such reasonable efforts to see that such subordination or attornment shall not have the effect of infringing the Tenant’s right to enjoyment of the Leased Premises under this Lease, for as long as the Tenant is not in default hereunder.

16.4	Signature of Documents

The Tenant agrees to execute and sign any act or document deemed necessary or desirable by the Landlord in order to subordinate the Lease to any hypothec, trust indenture or other charge, at the Landlord’s expense. The Tenant hereby irrevocably constitutes and appoints the Landlord as the Tenant’s authorized agent for the purposes of executing and signing any document under this Article 17 for and on behalf of the Tenant.

ARTICLE 17

DEFAULT AND RECOURSE

17.1	Events of Default

The Tenant shall be in default hereunder in the following events:

17.1.1	if the Tenant fails to pay to the Landlord when due any payment of Minimum Rent and Additional Rent;

17.1.2

if the Tenant or the Guarantor or any other person occupying the Leased Premises in whole or in part becomes insolvent, or makes any assignment of property for the benefit of creditors; if the Tenant is placed in bankruptcy or liquidation, or takes advantage of any legislation relating to bankruptcy or insolvency, or attempts to do so, if a receiver or a trustee in bankruptcy is appointed for the Tenant’s property or any part of such property, or if a writ of execution or seizure is issued against the Tenant;

17.1.3

if the Tenant’s property is transferred, transmitted or otherwise passed on to any other person or firm, by mutual agreement or by operation of law, except where such person or firm has, in writing, assumed this Lease toward the Landlord;

17.1.4	if the Tenant assigns the Lease or sublets the Leased Premises or permits the occupation thereof otherwise than in accordance with the provisions of the Lease;

17.1.5	if the Tenant fails to carry on its business in a continuous manner in the Leased Premises, as Tenant is bound to do so in accordance with section 6.1 of the Lease;

17.1.6	if the Guarantor sets forth a right to terminate his Guarantee;

17.1.7

if the Tenant fails to take possession of the Leased Premises upon delivery, or, after taking possession, leaves the Leased Premises unoccupied or vacant for a period of five (5) consecutive days, or abandons the Leased Premises for any reason whatsoever, or if said Leased Premises are occupied by any person or firm not so authorized under this Lease;

17.1.8	if the Tenant alters or modifies the use of the Leased Premises;

17.1.9	if measures are taken or proceedings instituted for the dissolution or liquidation of the Tenant or any of its property;

17.10	if the Tenant is in default in fulfilling any other term, condition or obligation of this Lease.

17.2	Resiliation of Lease

With the exception of events of default described in subsection 17.1.2 above where termination of the Lease is automatic, in the event of any default by the Tenant as defined in this Article 17, the Landlord may give the Tenant written notice of the Landlord’s intentions to terminate the Lease, and the Term of the Lease shall end automatically on (unless such default is cured within the hereinafter delays):

(i)	the tenth (10th) day after this notice, in the case of default of any provisions relating to the payment of any amount of money, or

(ii)	the sixteenth (16th) day after the notice, in all other events of default;

this termination shall have the same effect and the same force as if it occurred on the date of expiration of the Term of the Lease, without any legal action being required and subject in all cases to the Tenant’s obligation to pay to the Landlord all amounts due to the Landlord and all damages resulting from the default.

The Tenant hereby irrevocably waives his right to resiliate this Lease pursuant to subsection 65.2 of the Bankruptcy and Insolvency Act or any section passed to amend or replace such provision.

17.3	Waiver of section 1 883 C. c. Q.

The Tenant expressly waives the benefit of section 1 883 of the Civil Code of Quebec which shall not apply to this Lease.

17.4	Return of Leased Premises

In the event of termination of the Lease under the provisions of this Article 18, the Tenant shall immediately return the Leased Premises to the Landlord, or, if the Tenant has not yet taken possession thereof, the Tenant shall abandon its rights to possession thereof, and the Landlord or the Landlord’s agents and employees may, immediately or at any time thereafter, enter the Leased Premises and evict the Tenant as well as any other person and all property contained therein, and may padlock the Leased Premises or change the locks therein, without being required to take legal action, and without liability of the Landlord for any damages caused to the Tenant.

Should the Tenant leave any property or movable effects in the Leased Premises, the Landlord shall immediately, without any notice to the owner of said property or movable effects being required, become the owner of such property or movable effects. The Tenant shall not be entitled to any damages, whether contractual or extra contractual or otherwise, and shall indemnify and hold harmless the Landlord of any claims or actions in connection with said property and movable effects from whomsoever.

17.5	Damages

In the event of termination of the Lease under the provisions of this Article 18, the Landlord shall immediately be entitled to payment of all rent in arrears together with the equivalent of the Minimum Rent and Additional Rent payable on a monthly basis for the current month plus the next ensuing six (6) months; the Landlord may claim immediate payment of this amount and of any other amount past due, and any other amount owed by the Tenant to the Landlord at that time, subject to the Landlord’s rights and recourses.

Should termination of the Lease result from the Tenant’s bankruptcy or insolvency or be based upon such bankruptcy or insolvency, the Landlord may, in addition to the other rights and recourses available to it, require payment of the equivalent of the Minimum Rent and Additional Rent for the three (3) months preceding the bankruptcy and for the three (3) months after the bankruptcy.

17.6	Waiver

Should the Tenant fail to fulfill any of its obligations hereunder, and should the Landlord have begun proceedings to cancel or to terminate this Lease or to have the cancellation or the termination of the Lease confirmed, then notwithstanding any law, usage or custom to the contrary, Tenant may not hinder or prevent such cancellation or termination, by curing the default, once said legal proceedings have been taken or measures applied. In particular, the Tenant may not avoid the resiliation of the Lease once legal proceedings have been instituted by the Landlord by paying any amount due to the Landlord.

17.7	Re-Letting of Leased Premises

If the Landlord does not exercise the option to terminate this Lease in accordance with this Article, the Landlord may, at its option, without additional notice to the Tenant and without terminating this Lease, as mandatary of the Tenant, take possession of the Leased Premises and of all property contained therein, and sublet all or any part of the Leased Premises and any improvements, fixtures and accessories contained therein, upon such terms and conditions as the Landlord deems appropriate. The Tenant shall hereby provide the Landlord with an irrevocable mandate to carry out the preceding. In such case, the Tenant shall continue to be liable for the performance of all of the Tenant’s obligations under this Lease, including payment of the Minimum Rent and Additional Rent and other amounts payable hereunder. The Landlord shall be entitled to apply all of the Tenant’s obligations to the new subtenant, and to collect and receive the Minimum Rent and Additional Rent and all other amounts payable by said subtenant, and to apply these amounts to any indebtedness of the Tenant to the Landlord from time to time. Any deficiencies shall be paid by the Tenant upon request of the Landlord.

17.8	Indemnity

Should the Landlord be required to retain the services of legal counsel in order to demand the performance by the Tenant of any of the Tenant’s obligations under this Lease, the Tenant shall pay to the Landlord, upon demand, in addition to the reasonable legal costs for which the Tenant would otherwise be indebted, whether or not legal action is taken, an indemnity equal to fifteen percent (15%) of the amount for which the Tenant would otherwise be indebted to the Landlord, and this amount shall serve to defray the additional administrative expenses incurred by the Landlord in obtaining the performance of the Tenant’s obligations hereunder.

17.9	Landlord’s Right to Cure Default

Should the Tenant default in the performance of any of the obligations under this Lease, the Landlord may perform such obligation on behalf of the Tenant, and, if necessary, enter the Leased Premises without notifying the Tenant. The Tenant shall pay to the Landlord, upon request, the amount of all reasonable costs and expenses incurred by the Landlord with regard to the default or in curing or attempting to cure the default, together with a fifteen percent (15%) administration fee thereon.

17.10	Absence of Waiver

No indulgence or oversight on the part of either of the parties with respect to a default by the other party in the performance of any of its obligations under this Lease shall be considered to be a waiver of the Landlord’s rights or of the Tenant’s rights hereunder with regard to the default or to any subsequent default; neither shall it affect or modify in any manner whatsoever the Landlord’s rights or the Tenant’s rights hereunder with regard to the subsequent default; and no waiver may be inferred from any act or omission by the Landlord or by the Tenant, unless the waiver is in writing.

17.11	Remedies Generally

Mention in this Lease of any particular remedy or remedies of the Landlord in respect of any default by the Tenant shall not preclude the Landlord from any other remedy in respect thereof, whether provided herein or available in law. No remedy shall be exclusive or dependent upon any other remedy, such remedies being cumulative and not alternative.

ARTICLE 18

NOTICES

18.1	Procedure and Addresses

Any notice given under this Agreement shall be in writing and shall be hand-delivered, sent by registered mail or by facsimile transmission, to the respective parties as follows:

18.1.1	If to the Tenant:

PC MALL CANADA INC.

1100 University, 2nd Floor

Montreal (Quebec)

Attention: Kris Rogers, President

Telecopier: (310)353 7435

18.1.2	If to the Landlord:

CANAPREV INC.

935 de la Gauchetière Street West, 8th floor,

Montreal (Quebec),

Canada, H3B 2M9

Attention: President

Telecopier: (514) 399-7703

18.1.3	If to the Guarantor:

PC MALL INC

Torrance, CA, USA, ,

Attention: CFO

Any notice so delivered will be considered to have been and conclusively given and received on its delivery date or, if sent by registered mail, on the date of acknowledgment of receipt.

18.2	Election of Domicile

The Tenant elects domicile in the Leased Premises on the second (2nd) floor at 1100 University Street in the city of Montreal, Province of Quebec for the purposes of service of process of any procedure or any other document of a legal nature in connection with any action, of any nature whatsoever, taken by the Landlord for the purpose of enforcing the Landlord’s rights hereunder.

ARTICLE 19

INFORMATION

19.1	Information

The Tenant authorizes the Landlord to obtain information relevant or necessary to the execution of this Lease and, in particular, those relating to the Tenant’s solvency and to establish a file in respect of such information. For these purposes, the Tenant authorize any person, including personal information agents, banks, sub-contractors and suppliers with such information to communicate the information to the Landlord during the Term of the Lease.

ARTICLE 20

TERMINATION OF LEASE

20.1	Termination of Lease

The Lease shall terminate without further consideration and without notice on the date stipulated herein, and Occupation of the Leased Premises by the Tenant after the date stipulated herein shall not have the effect of extending the Term of the Lease or of renewing the Lease, for any period of time, notwithstanding any other provision of law. In such event, the Tenant shall be presumed to occupy the Leased Premises against the wishes of the Landlord, and the Landlord may exercise all recourses available in law to evict the Tenant and claim damages from the Tenant. However, the Landlord may elect, at its option, if the Tenant continues to occupy the Leased Premises, to advise it at any time in writing that Tenant may continue to occupy the Leased Premises on a monthly basis, in consideration of a Minimum Rent equal to three (3) times that which is stipulated in section 3, payable monthly in advance, according to the same conditions as those in the Lease, as well as payment of the Additional Rent provided in sections 4 and 5 hereof.

ARTICLE 21

UNAVOIDABLE DELAY

21.1	Unavoidable Delay

Except for the payment of an amount of money, each time that the Lease provides for the performance of an obligation, the obligation shall be performed subject to any delay caused by an act of God, fortuitous event, strike, lockout, labour conflict, inability to procure materials, restrictive government restrictions or orders, bankruptcy of a contractor or any other condition of a like nature or not (except for the financial situation of either parties), which is reasonably beyond the control of the Landlord or the Tenant, as the case may be (an “Unavoidable Delay”). The Tenant and the Landlord shall be deemed not to be in default in the performance of any obligation under this Lease if they are prevented from so doing by Unavoidable Delay, and any period of time for the performance of such obligation shall be extended accordingly. The Tenant and the Landlord shall notify each other respectively, without delay of any Unavoidable Delay.

ARTICLE 22

RELOCATION

22.1	Relocation during the Term

The Landlord shall have the right to relocate the Leased Premises in whole or in part in the Building at Landlord’s cost. If the space being proposed for the Tenant’s relocation is not functional, due to its being materially smaller than the Leased Premises, the Tenant can refuse the relocation.

ARTICLE 23

AMENDMENT OF LEASE AND PERFORMANCE BY THIRD PARTY

23.1	Amendment of Lease

Any alteration, waiver or amendment of the terms and conditions of the Lease shall be valid only if expressly provided in writing, subject to the Landlord’s right to establish rules and regulations for the good operation of the Building.

23.2	Performance by Third Party

The Tenant, including any person claiming to be a subtenant or assignee of the Tenant, agrees that the payment of Minimum Rent and Additional Rent or the performance of any obligation by any person other than the Tenant shall not constitute an acknowledgment of rights other than those expressly granted hereunder or a waiver of any of the Landlord’s rights and recourses.

The Landlord may at any time accept the Minimum Rent and Additional Rent from the Tenant or from any physical person or moral person occupying the Leased Premises, without in any way waiving any of the Landlord’s rights and recourses under this Lease.

ARTICLE 24

MISCELLANEOUS

24.1	Successors and Assigns

This Lease shall bind the successors and assigns of the Landlord and those of the Tenant.

24.2	Publication

This Lease may not be published at length on penalty of cancellation. However, if the Tenant wishes that certain extracts of the Lease be published, it shall have a summary of the Lease prepared, at its expense, and submit it to the Landlord for prior approval, as well as provide a copy to the Landlord, once the summary of the Lease is published.

24.3	Cancellation of Previous Agreements

This Lease contains all of the mutual commitments and obligations of the parties with respect to the leasing of the Leased Premises, and cancels, for all legal purposes, any previous representations, negotiations or agreements and especially the Tenant’s Offer to Lease, which as been accepted by the Landlord on May 8, 2003 (the “Offer to Lease”) of any nature whatsoever.

24.4	Solidarity

Should this Lease be signed by more than one person as Tenant, each of them shall be solidarily liable to the Landlord for payment of the Minimum Rent and Additional Rent and the performance and observance of the terms and conditions of this Lease, without the benefit of division or discussion.

24.5	Brokerage Commission

The Tenant and the Landlord state that the only real estate broker involved in leasing the Leased Premises is Dominique Durand from Durand, Pearson and Associates Inc. (the “Broker”). The Landlord shall pay the Broker in accordance with the commission agreement existing between them.

24.6	Governing Laws

This Lease shall be interpreted according to the laws of the province of Quebec and the competent judicial district shall be Montreal.

24.7	Headings and Numbers

The headings, captions, article numbers, section numbers, subsection numbers, and table of contents appearing in this Lease are inserted only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of the parties to this Lease nor in any way affect this Lease.

24.8	Interpretation

The words “herein above”, “herein”, “above-mentioned”, “hereunder” and similar expressions used in any article, section or subsection of this Lease refer to the whole of the Lease and not to that article, section or subsection only, unless otherwise stipulated. Where required by the context hereof, the singular shall include the plural and the neuter gender the masculine and feminine.

24.9	Understanding of this Lease

Notwithstanding the fact that the Landlord drafted this Lease and submitted it to the Tenant, the Tenant recognizes that the essential stipulations of this Lease were negotiable and understands all of its stipulations and that the Landlord gave adequate explanations with respect to the terms and conditions of this Lease.

24.10	Schedules

The Tenant and the Landlord agree that Schedules “A”, “B”, “C” and “D” attached hereto form an integral part of this Lease as if they were recited at length.

24.11	English Language

The Parties specifically declare that they have requested the present Lease and all writing relating thereto to be drawn up in the English language. Les Parties déclarent qu’elles ont demandé que le présent Bail et tout écrit s’y relatant soient rédigés en anglais.

ARTICLE 25

GUARANTOR

25.1	Guarantee

The undersigned, PC MALL, INC., (the “Guarantor”), duly represented to these presents by Mr. Ted Sanders, its CFO, hereby directly and unconditionally guarantees to and covenants with the Landlord that the Tenant shall duly perform and observe each and every convenant, provision, condition and agreement of this Lease which must be observed and performed on the part of the Tenant, including without limitation, those resulting from the special provisions contained in the schedules hereto, including the payment of Minimum Rent and Additional Rent and all other sums and payments agreed to be paid or payable under the Lease on the days and at the times and in the manner specified; the Guarantor also guarantees to and covenants with the Landlord that any default by the Tenant, where in payment of any Minimum Rent and Additional Rent or other sums from time to time falling due hereunder, as and when the same become due and payable, or whether in the performance or observance of any of the said covenants, provisions, conditions and agreements of this Lease which are to be performed or observed by the Tenant, the Guarantor shall forthwith pay to the Landlord on demand the said Minimum Rent and Additional Rent and all other sums in respect of which such default shall have occurred and all damages that may arise in consequence of the non-observance or non-performance of any of the said covenants, provisions, conditions and agreements of this Lease.

The Guarantor convenants with the Landlord that the Guarantor is solidarily bound with the Tenant for the fulfillment of all obligations of the Tenant under the Lease. In the enforcement of its rights hereunder the Landlord may proceed against the Guarantor as if the Guarantor was the Tenant hereunder. The Guarantor hereby renounces and waives the benefits of discussion and division with the Tenant.

The Guarantor hereby waives any right to require the Landlord to proceed firstly against the Tenant or to exhaust any security held from the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

Any neglect or forbearance of the Landlord in endeavoring to obtain payment of the Minimum Rent and Additional Rent reserved herein and/or other payments required to be made under the provisions of the Lease as and when the same becomes due or the delay of the Landlord in taking any steps to enforce performance or observance of the convenants, provisions and conditions of this Lease to be performed or observed by the Tenant and any extensions of time which may be given by the Landlord from time to time to the Tenant or any other act or failure to act by the Landlord shall not release the Guarantor or in any way lessen or affect the obligations of the Guarantor under the guarantee contained in this Article.

If the Tenant, during the Term, makes any assignment for the benefit of its creditors or should he become bankrupt or insolvent, or take advantage of any act or statute which may be in force for bankrupt or insolvent debtors, or if the Tenant shall be wound up, the Guarantor shall ipso facto be deemed by these presents and without novation to have entered into a lease with the Landlord for the Leased Premises for a term equal to the unexpired portion of the Term commencing at the date of notice from the Landlord to the Guarantor that the Guarantor has become the Tenant hereunder. Such lease shall be deemed to contain all the Landlord’s and Tenant’s obligations and all the covenants, provisions, agreements and conditions as are contained in this Lease.

The Guarantor’s guarantee shall extend to any extension or renewal of this Lease as well as to any expansion of the Leased Premises.

The Guarantor hereby irrevocably waives his right to terminate this guarantee pursuant to articles 2362 and 2363 of the Civil Code of Quebec.

ARTICLE 26

SPECIAL PROVISIONS

26.1	Right of first Offer

a)

Upon the execution of this Lease, and whether or not the Tenant exercises its rights of first Offer, the Tenant shall have a right of first offer to lease any space located on the third (3rd) floor which shall become available (hereinafter referred to as the “Additional Space”). The Tenant’s right of first offer shall remain in force as to any Additional Space irrespective Tenant’s refusal to exercise said right at any given time. The Additional Space shall be leased by Tenant for a term to be negotiated by Landlord and Tenant at that time;

b)

The Landlord, upon its awareness of space becoming available shall immediately notify the Tenant of the fact and the latter shall have ten (10) business days thereafter to notify the Landlord in writing that it is exercising its right of first offer. If the Tenant exercises its right, the Additional Space shall be leased under the same terms and conditions as those contained in this Lease, except for the financial terms which shall be at the then market rate for office space in Class B buildings designated as of the Occupation Date, as eligible buildings under the “E-Commerce Zone”;

c)	The term for Additional Space shall be renewable under the same terms and conditions as the ones related to the Leased Premises.

26.2	Right of first refusal

a)

Upon the execution of this Lease, and whether or not the Tenant exercises its rights of first offer, the Tenant shall have a right of first refusal for the first (1st) twenty-four (24) months of the Lease. Therefore, if the Landlord receives any acceptable bona fide offer from a third party for any space available or to become available on the third (3rd) floor only, (hereinafter referred to as the “Available Space”), or if the Landlord makes a bona fide offer to lease the Available Space to a third party, which is acceptable to such third party, the Landlord shall, before concluding a leasing transaction with the third party lessee, offer to lease the Available Space to the Tenant;

b)

The Tenant shall notify the Landlord in writing, within five (5) business days from its receipt of the Landlord’s offer of its intention to avail itself of its right of first refusal to acquire the Available Space, after which time the Landlord’s offer shall become null and void pertaining to said Offer. The Tenant’s right of first refusal shall remain in force during the balance of the aforementioned twenty-four (24) months period for any subsequent offer related to the Available Space;

c)	The Landlord’s offer shall be under the same terms and conditions as those contained in the third party offer;

d)	Such offer shall be in writing and shall include an abstract of the offer received containing the salient details of such offer.

26.3	Right of cancellation

Provided the Tenant is not, and has not been, in default of its obligations under this Lease, the Tenant shall have the right to cancel the Lease effective at any time subsequent to the twelfth (12th) month following the Commencement Date. In order to avail itself of this right, the Tenant must give the Landlord a two (2) months prior written notice of its intent and remit to the Landlord, along with its written notice, a certified cheque in the amount of one hundred and fifty thousand dollars ($150 000.00), plus GST and PST as compensation for this right of cancellation.

The payment of the compensation stipulated above shall not relieve or release the Tenant of any previous unfulfilled obligations nor shall it constitute a waiver of any other clause in the Lease related to Lease termination such as but not limited to adjustments.

In all events, the Tenant understands that by exercising its right of first offer or its right of first refusal, as provided for in this Lease, it shall be forfeiting its right of cancellation of the Lease and that such right shall become null and void and of no further effect as of the date of the exercise of said right of first offer or first refusal.

ARTICLE 27

QUIET AND PEACEFUL ENJOYMENT

27.1	Quiet and peaceful enjoyment

Landlord shall ensure that the quiet and peaceful enjoyment of the Leased Premises by the Tenant is not interrupted, disturbed or hindered by demands or claims from the Landlord or from any person being legally bound to Landlord or any other third party.

Landlord shall do everything which is reasonable within the limits of its power as Landlord, to cause the cessation of any impediment to the enjoyment by the Tenant of the Leased Premises caused by tenants of the Building and to prevent damage to the Leased Premises by any said tenant.

IN WITNESS WHEREOF the parties have signed this Lease in Montreal as of this 11th (    ) day of June , 2003.

CANAPREV INC.
(Landlord)

/s/ Michael V. Legault
Witness	Per:	Mr. Michael V. Legault

	Title:	President
I am authorized to bind the Corporation

PC MALL CANADA, INC.
(Tenant)

/s/ Kris Rogers
Witness	Per:	Kris Rogers,
	Title:	President

I am authorized to bind the Corporation

PC MALL INC.
(Guarantor)

/s/ Ted Sanders
Witness	Per:	Ted Sanders,
	Title:	CFO

I am authorized to bind the Corporation